Exhibit 99

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

Synbiotics Responds to Article on SARS and

Announces Dispute with Supplier

San Diego, California: April 22, 2003 — Synbiotics Corporation (OTCBB: SBIO) today responded to an article entitled, “Veterinarians Versus SARS” which appeared on the Forbes.com web site on April 10, 2003. The article discussed Severe Acute Respiratory Syndrome (“SARS”) and its potential link to animal coronavirus. The article indicated that Synbiotics had been involved in the development of animal coronavirus vaccines. While Synbiotics has previously marketed animal vaccines, it has never developed or marketed an animal coronavirus vaccine, nor does Synbiotics currently have any plans to develop such a vaccine in the future.

On April 9, 2003, Synbiotics was notified by Agen Biomedical, Ltd. (“Agen”) that Agen was terminating its supply agreement with Synbiotics due to Synbiotics’ alleged breach of contract. Agen currently manufactures certain Synbiotics Witness® in-clinic diagnostic products including canine heartworm, feline leukemia, feline heartworm and canine parvovirus. These Witness® products represent a significant percentage of Synbiotics’ sales. Based on discussions with its legal counsel, Synbiotics notified Agen that Agen does not have the right to terminate the agreement. Synbiotics is attempting to amicably resolve the dispute with Agen.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2002. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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